TESORO LOGISTICS LP

July 27, 2016

Tesoro Logistics GP, LLC
Tesoro Logistics Operations LLC
Tesoro Alaska Company LLC
Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828

Re:
Contribution, Conveyance and Assumption Agreement, dated as of July 1, 2016 (the “Contribution Agreement”), among Tesoro Logistics LP (the “Partnership”), Tesoro Logistics GP, LLC (the “General Partner”), Tesoro Logistics Operations LLC, Tesoro Alaska Company LLC and Tesoro Corporation

Ladies and Gentlemen:

Reference is hereby made to the Contribution Agreement. All capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Contribution Agreement.

The parties desire to revise the Contribution Agreement to clarify the reimbursement to be paid by the General Partner to the Partnership under Section 4.3 of the Contribution Agreement. Accordingly, the parties agree that Section 4.3 is hereby amended and restated in its entirety as follows:

Section 4.3    General Partner Reimbursement. Promptly after the First Closing, the General Partner shall reimburse the Partnership in an amount equal to $4,000,000.00 (the “Reimbursement”) to address inefficiencies of capital relating to approximately $100,000,000.00 of unused proceeds from the Partnership’s issuance of its 6.375% senior notes due 2024 (the “Available Offering Proceeds”) available to reduce Borrowings at the time of the First and Second Closings. The amount of the Reimbursement is equal to the amount of interest that the Partnership expects to incur on the Available Offering Proceeds for 7.5 months at a rate of 6.375%.

The parties agree that, other than as amended by this letter, the Contribution Agreement shall remain in full force and effect and unmodified.

July 27, 2016

Sincerely,

TESORO LOGISTICS LP

By:    Tesoro Logistics GP, LLC,
its general partner

By:    /s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

AGREED AND ACCEPTED:

TESORO CORPORATION By: /s/ GREGORY J. GOFF Gregory J. Goff President and Chief Executive Officer	TESORO ALASKA COMPANY LLC By: /s/ GREGORY J. GOFF Gregory J. Goff President

TESORO LOGISTICS GP, LLC TESORO LOGISTICS OPERATIONS LLC By: /s/ PHILLIP M. ANDERSON Phillip M. Anderson President